SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.         2)*

Crescent Capital BDC, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

225655109
(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒  Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 225655109	13G

1	Names of Reporting Persons V. Prem Watsa

Check the Appropriate Box if a Member of a Group
2	(a) ☐
(b) ☒

3	SEC Use Only

4	Citizenship or Place of Organization Canadian

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 2,092,698

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,092,698

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,092,698

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 6.8%

12	Type of Reporting Person IN

CUSIP No. 225655109	13G

1	Names of Reporting Persons The Second 810 Holdco Ltd.

Check the Appropriate Box if a Member of a Group
2	(a) ☐
(b) ☒

3	SEC Use Only

4	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 2,092,698

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,092,698

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,092,698

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 6.8%

12	Type of Reporting Person CO

CUSIP No. 225655109	13G

1	Names of Reporting Persons The Second 1109 Holdco Ltd.

Check the Appropriate Box if a Member of a Group
2	(a) ☐
(b) ☒

3	SEC Use Only

4	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 2,092,698

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,092,698

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,092,698

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 6.8%

12	Type of Reporting Person CO

CUSIP No. 225655109	13G

1	Names of Reporting Persons The Sixty Two Investment Company Limited

Check the Appropriate Box if a Member of a Group
2	(a) ☐
(b) ☒

3	SEC Use Only

4	Citizenship or Place of Organization British Columbia

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 2,092,698

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,092,698

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,092,698

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 6.8%

12	Type of Reporting Person CO

CUSIP No. 225655109	13G

1	Names of Reporting Persons 12002574 Canada Inc.

Check the Appropriate Box if a Member of a Group
2	(a) ☐
(b) ☒

3	SEC Use Only

4	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 2,092,698

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,092,698

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,092,698

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 6.8%

12	Type of Reporting Person CO

CUSIP No. 225655109	13G

1	Names of Reporting Persons Fairfax Financial Holdings Limited

Check the Appropriate Box if a Member of a Group
2	(a) ☐
(b) ☒

3	SEC Use Only

4	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 2,092,698

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,092,698

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,092,698

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 6.8%

12	Type of Reporting Person CO

CUSIP No. 225655109	13G

1	Names of Reporting Persons FFHL Group Ltd.

Check the Appropriate Box if a Member of a Group
2	(a) ☐
(b) ☒

3	SEC Use Only

4	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 663,854

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 663,854

9	Aggregate Amount Beneficially Owned by Each Reporting Person 663,854

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 2.1%

12	Type of Reporting Person CO

CUSIP No. 225655109	13G

1	Names of Reporting Persons 1102952 B.C. Unlimited Liability Company

Check the Appropriate Box if a Member of a Group
2	(a) ☐
(b) ☒

3	SEC Use Only

4	Citizenship or Place of Organization British Columbia

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 1,428,844

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,428,844

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,428,844

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 4.6%

12	Type of Reporting Person CO

CUSIP No. 225655109	13G

1	Names of Reporting Persons Allied World Assurance Company Holdings, Ltd

Check the Appropriate Box if a Member of a Group
2	(a) ☐
(b) ☒

3	SEC Use Only

4	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 1,428,844

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,428,844

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,428,844

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 4.6%

12	Type of Reporting Person CO

CUSIP No. 225655109	13G

1	Names of Reporting Persons Allied World Assurance Company Holdings I, Ltd

Check the Appropriate Box if a Member of a Group
2	(a) ☐
(b) ☒

3	SEC Use Only

4	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 1,428,844

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,428,844

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,428,844

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 4.6%

12	Type of Reporting Person CO

CUSIP No. 225655109	13G

1	Names of Reporting Persons ALLIED WORLD ASSURANCE COMPANY, LTD

Check the Appropriate Box if a Member of a Group
2	(a) ☐
(b) ☒

3	SEC Use Only

4	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 1,428,844

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,428,844

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,428,844

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 4.6%

12	Type of Reporting Person CO

CUSIP No. 225655109	13G

1	Names of Reporting Persons BRIT LIMITED

Check the Appropriate Box if a Member of a Group
2	(a) ☐
(b) ☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 663,854

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 663,854

9	Aggregate Amount Beneficially Owned by Each Reporting Person 663,854

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 2.1%

12	Type of Reporting Person CO

CUSIP No. 225655109	13G

1	Names of Reporting Persons BRIT INSURANCE HOLDINGS LIMITED

Check the Appropriate Box if a Member of a Group
2	(a) ☐
(b) ☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 663,854

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 663,854

9	Aggregate Amount Beneficially Owned by Each Reporting Person 663,854

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 2.1%

12	Type of Reporting Person CO

CUSIP No. 225655109	13G

1	Names of Reporting Persons BRIT REINSURANCE (BERMUDA) LIMITED

Check the Appropriate Box if a Member of a Group
2	(a) ☐
(b) ☒

3	SEC Use Only

4	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 663,854

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 663,854

9	Aggregate Amount Beneficially Owned by Each Reporting Person 663,854

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 2.1%

12	Type of Reporting Person CO

Item 1(a). Name of Issuer:

Crescent Capital BDC, Inc. (“Crescent Capital”)

Item 1(b). Address of Issuer’s Principal Executive Offices:

11100 Santa Monica Blvd., Suite 2000, Los Angeles, CA 90025

Item 2(a). Name of Person Filing:

This statement is being jointly filed by the following persons (collectively, the “Reporting Persons”):

1.	V. Prem Watsa, an individual;

2.	The Second 810 Holdco Ltd. (“810 Holdco”), a corporation incorporated under the laws of Canada;

3.	The Second 1109 Holdco Ltd. (“Holdco”), a corporation incorporated under the laws of Canada;

4.	The Sixty Two Investment Company Limited (“Sixty Two”), a corporation incorporated under the laws of British Columbia;

5.	12002574 Canada Inc. (“12002574”), a corporation incorporated under the laws of Canada;

6.	Fairfax Financial Holdings Limited (“Fairfax”), a corporation incorporated under the laws of Canada;

7.	FFHL Group Ltd. (“FFHL”), a corporation incorporated under the laws of Canada;

8.	1102952 B.C. Unlimited Liability Company (“1102952”), a corporation incorporated under the laws of British Columbia;

9.	Allied World Assurance Company Holdings, Ltd. (“Allied Holdings”), a corporation incorporated under the laws of Bermuda;

10.	Allied World Assurance Company Holdings I, Ltd (“Allied Holdings I”), a corporation incorporated under the laws of Bermuda;

11.	Allied World Assurance Company, Ltd (“Allied Assurance”), a corporation incorporated under the laws of Bermuda;

12.	Brit Limited (“Brit”), a corporation incorporated under the laws of England and Wales;

13.	Brit Insurance Holdings Limited (“Brit Insurance”), a corporation incorporated under the laws of England and Wales; and

14.	Brit Reinsurance (Bermuda) Limited (“Brit Reinsurance”), a corporation incorporated under the laws of Bermuda.

Item 2(b). Address of Principal Business Office:

The addresses of the Reporting Persons are as follows:

1.	Mr. Watsa’s business address is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7;

2.	The principal business address and principal office address of 810 Holdco is 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada, M5J 2N7;

3.	The principal business address and principal office address of Holdco is 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada M5J 2N7;

4.	The principal business address and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia, Canada V6C 3L2;

5.	The principal business address and principal office address of 12002574 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7;

6.	The principal business address and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7;

7.	The principal business address and principal office address of FFHL is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7;

8.	The principal business address and principal office address of 1102952 is 1600-925 West Georgia Street, Vancouver, British Columbia, Canada V6C 3L2;

9.	The principal business address and principal office address of Allied Holdings is 27 Richmond Road, Pembroke, Bermuda HM 08;

10.	The principal business address and principal office address of Allied Holdings I is 27 Richmond Road, Pembroke, Bermuda HM 08;

11.	The principal business address and principal office address of Allied Assurance is 27 Richmond Road, Pembroke, Bermuda HM 08;

12.	The principal business address and principal office address of Brit is The Leadenhall Building, 122 Leadenhall Street, London, United Kingdom EC3V 4AB;

13.	The principal business address and principal office address of Brit Insurance is The Leadenhall Building, 122 Leadenhall Street, London, United Kingdom EC3V 4AB; and

14.	The principal business address and principal office address of Brit Reinsurance is Clarendon House, 2 Church Street, Hamilton, Bermuda HM 11.

Item 2(c). Citizenship:

V. Prem Watsa is a citizen of Canada.

Item 2(d). Title of Class of Securities:

Common Stock, par value $0.001 per share

Item 2(e). CUSIP Number:

225655109

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐ Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐ Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐ An Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐ A parent holding company or control person, in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐ A non-US institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Item 4. Ownership.

The aggregate number and percentage of shares of common stock, par value $0.001 per share, of Crescent Capital (“Shares”) that are beneficially owned by each of the Reporting Persons are set forth in rows 9 and 11 of the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

The number of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in rows 5, 6, 7 and 8, respectively, on the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

Neither the filing of this Schedule 13G nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, 810 Holdco, Holdco, Sixty Two, 12002574, Fairfax, FFHL, 1102952, Allied Holdings, Allied Holdings I, Allied Assurance, Brit, Brit Insurance or Brit Reinsurance that such person is the beneficial owner of the Shares referred to herein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

Item 5. Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

See attached Exhibit No. 1.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certification.

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023	V. Prem Watsa

	By:	/s/ V. Prem Watsa

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023	The Second 810 Holdco Ltd.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023	The Second 1109 Holdco Ltd.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023	The Sixty Two Investment Company Limited

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023	12002574 Canada Inc.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023	Fairfax Financial Holdings Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Vice President and Chief Operating Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023	FFHL Group Ltd.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023	1102952 B.C. Unlimited Liability Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023	Allied World Assurance Company Holdings, Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023	Allied World Assurance Company Holdings I, Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023	Allied World Assurance Company, Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023	Brit Limited

	By:	/s/ Gavin Wilkinson
		Name:	Gavin Wilkinson
		Title:	Chief Financial Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023	Brit Insurance Holdings Limited

	By:	/s/ Gavin Wilkinson
		Name:	Gavin Wilkinson
		Title:	Chief Financial Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023	Brit Reinsurance (Bermuda) Limited

	By:	/s/ Gavin Wilkinson
		Name:	Gavin Wilkinson
		Title:	Director

Exhibit Index

Exhibit No.	Description

1	Members of filing group

2	Joint Filing Agreement dated as of February 14, 2023 among V. Prem Watsa, The Second 810 Holdco Ltd., The Second 1109 Holdco Ltd., The Sixty Two Investment Company Limited, 12002574 Canada Inc., Fairfax Financial Holdings Limited, FFHL Group Ltd., 1102952 B.C. Unlimited Liability Company, Allied World Assurance Company Holdings, Ltd, Allied World Assurance Company Holdings I, Ltd, Allied World Assurance Company, Ltd, Brit Limited, Brit Insurance Holdings Limited and Brit Reinsurance (Bermuda) Limited.

3	Power of attorney, dated March 9, 2020 (incorporated by reference to Exhibit 8 to the Schedule 13D filed by certain of the Reporting Persons with the SEC on March 9, 2020)